Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-259205
Market Linked Securities - Upside Participation with Contingent Minimum Return, Contingent Absolute Return and Contingent Downside Principal at Risk Securities Linked to a Basket of Five Indices due February 3, 2028
Term Sheet to Preliminary Pricing Supplement No. WFC198 dated January 3, 2023

Summary of Terms
Issuer :	Royal Bank of Canada
Market Measure:
An unequally weighted basket (the “Basket”) comprised of the EURO STOXX 50® Index (40.00%); the Nikkei 225 Index (25.00%); the FTSE® 100 Index (17.50%); the Swiss Market Index (10.00%); and the S&P/ASX 200 Index (7.50%) (each, a “basket component” and together, the “basket components”)

Pricing Date*:	January 31, 2023
Issue Date*:	February 3, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•    if the ending level is greater than or equal to the starting level: $1,000 plus the greater of:
(i) contingent minimum return; and
(ii) $1,000 x basket return x upside participation rate;
•     if the ending level is less than the starting level, but greater than or equal to the threshold level:
$1,000 + ($1,000 × absolute value of basket return)
•    if the ending level is less than the threshold level:
$1,000 + ($1,000 × basket return)

Stated Maturity Date*:	February 3, 2028
Starting Level:	100.00
Ending Level:
The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 40% of the component return of the EURO STOXX 50® Index; (B) 25% of the component return of the Nikkei 225 Index; (C) 17.50% of the component return of the FTSE® 100 Index; (D) 10% of the component return of the Swiss Market Index; and (E) 7.50% of the component return of the S&P/ASX 200 Index

Threshold Level:	75.00, which is equal to 75% of the starting level
Upside Participation Rate:	100%
Basket Return:	(ending level – starting level) / starting level For example, if the basket return is equal to -5%, the absolute value of the basket return would be +5%
Component Return:
(final component level – initial component level) / initial component level where,
•     the "initial component level" will be the closing level of a basket component on the pricing date; and
•     the "final component level" will be the closing level of a basket component on the calculation day

Contingent Minimum Return:
The "contingent minimum return" will be determined on the pricing date and will be at least 50.00% of the face amount per security (at least $500.00 per security). The contingent minimum return is payable only if the ending level is greater than or equal to the starting level.

Calculation Day*:	January 27, 2028
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.62%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.50% and WFA may receive a distribution expense fee of 0.12%
CUSIP:	78016HJG6
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services
Hypothetical Payout Profile***

50% contingent minimum return
100% of basket return above contingent minimum return
100% of absolute value of basket return
full downside exposure if the ending level is less than the starting level by more than 25%
Security Return at Maturity
Basket Return at Maturity
80%
60%
50%
40%
25%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-25%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Basket Return

***assumes a contingent minimum return equal to the lowest possible contingent minimum return that may be determined on the pricing date.

If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the value of the Basket from the starting level, and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $885 and $935 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123000101/brhc10045983_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See
“Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms and Structure of the Securities
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 25%, And Possibly Up To 100%, Of The Face Amount Of Your Securities At Maturity.
•	You Will Receive The Contingent Minimum Return Only If The Ending Level Is Greater Than Or Equal To The Starting Level.
•	Any Positive Return Based On The Depreciation Of The Basket Is Effectively Capped.
•	No Periodic Interest Will Be Paid On The Securities.
•	Changes In The Levels Of The Basket Components May Offset Each Other.
•	The Securities Are Subject To Credit Risk.
•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To The Basket Components
•	The Securities Are Subject To Risks Associated With Non-U.S. Companies.
•	The Securities Will Not Be Adjusted For Changes In Exchange Rates.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To A Variety Of Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risks Relating To Conflicts Of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.